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                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                   INVESCO DYNAMIC CREDIT OPPORTUNITIES FUND

A Joint Annual Meeting ("Meeting") of Shareholders of Invesco Dynamic Credit Opportunities Fund (the "Fund") was held on September 8, 2017. The Meeting was held for the following purposes:

(1). Election of Trustees by Common Shareholders and Preferred Shareholders voting together as a single class.

(2). Election of Trustees by Preferred Shareholders voting as a separate class.

The results of the voting on the above matters were as follows:

                                           Votes     Votes
Matters                                     For     Withheld
-------                                  ---------- --------
(1). Teresa M. Ressel................... 64,684,845 615,892
     Larry Soll......................... 64,636,732 664,005
     Philip A. Taylor................... 64,681,778 618,959
     Christopher L. Wilson.............. 64,697,057 603,680
(2). David C. Arch......................        750       0